Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Avid Bioservices, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Debt(1)	Deferred Compensation Obligations	Other(2)	$15,000,000(1)(2)	100%	$15,000,000(3)	$110.20 per $1,000,000	$1,653
Total Offering Amounts					$15,000,000		$1,653
Total Fee Offsets							—
Net Fee Due							$1,653

(1)	The deferred compensation obligations being registered represent obligations under the Deferred Compensation Plan (the “Plan”) and are unsecured general obligations of Avid Bioservices, Inc. (the “Company”) to pay up to $15,000,000 of deferred compensation from time to time pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan.
(2)	Rule 457(h).
(3)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of determining the registration fee.